Exhibit 3.1

THE COMPANIES (GUERNSEY) LAW, 2008 (AS AMENDED)

NON-CELLULAR COMPANY LIMITED BY SHARES

MEMORANDUM OF INCORPORATION

of

GALILEO NEWCO LIMITED

(the “Company”)

1.	The Company’s name is “GALILEO NEWCO LIMITED”.

2.	The Company’s registered office will be situated in Guernsey.

3.	The Company is a non-cellular company within the meaning of section 2(1)(c) of the Companies (Guernsey) Law, 2008 (as amended) (the “Law”).

4.	The Company is limited by shares within the meaning of section 2(2)(a)(i) of the Law.

5.	The liability of the members is limited to the amount for the time being remaining unpaid on the shares held by each of them respectively.

6.	The Company shall have power by special resolution to make provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

7.	The Company shall have power by special resolution to alter any provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

We the subscribers to this memorandum of incorporation wish to form a company pursuant to this memorandum; and we agree to take the number of shares specified opposite our respective names.

Name and Address of founder member(s)	Number of shares taken by each founder member	Aggregate value of those shares	Amount paid up on those shares	Amount unpaid on those shares
Maven TopHoldings SARL Société à responsabilité limitée of 1-3 boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg R.C.S. Luxembourg: B226933	One ordinary share of $0.01	$0.01	nil	$0.01

Total shares taken	One ordinary share of $0.01	$0.01	nil	$0.01

/S/ DIEUDONNE SEBAHUND	/S/ LAURENT THAILLY
Dieudonne Sebahunde Class A Manager	Laurent Thailly Class B Manager

for and on behalf of

Maven TopHoldings SARL

Dated this 21 day of October 2020